Exhibit 10.54
CHANGE OF CONTROL AND RETENTION AGREEMENT
This Change of Control and Retention Agreement (“Agreement”) is entered into by and between David Asai and ProQuest Company (“ProQuest”) effective as of November 30, 2006 (“Effective Date”).
1. Purpose.
This Agreement is being provided to you because you are a key employee who performs important, specialized or leadership duties that are critical to ProQuest. ProQuest wishes to retain you during a period where it will need to make restructuring decisions in order to enhance the profitability of its business or may consider strategic alternatives. This Agreement is intended to enhance your job-related security so that you may assist ProQuest in accomplishing this objective. This Agreement provides for (a) a Guaranteed Minimum Bonus (as defined in Section 5 below) and (b) Enhanced Severance Benefits (as set forth in Section 6 below) if your employment is terminated under certain circumstances.
2. Term.
The term (the “Term”) of this Agreement shall commence on the Effective Date and end on December 31, 2008 (“Termination Date”); provided, however, should a Change of Control occur at any time prior to the Termination Date, all provisions of this Agreement shall apply and continue in full force and effect for an additional 12 months and until all obligations hereunder shall have been finally discharged in full by the parties. This Agreement shall terminate if no Change of Control occurs on or before the Termination Date. No provision of this Agreement shall be deemed to restrict any rights of ProQuest to sell, transfer or otherwise dispose of any line of business or any part thereof on such terms and conditions as ProQuest, in its sole discretion, deems appropriate. “A Change of Control” for purposes of this Agreement shall have the meaning as defined in Exhibit A.
3. Additional Employee Responsibilities.
(a) In addition to fulfilling current job responsibilities, you agree to cooperate fully with ProQuest and its investment bankers, attorneys, accountants and advisors in connection with any efforts to complete the restatement and related investigation or a sale of any ProQuest business to any prospective buyer.
(b) If you are offered an opportunity to receive employment, an equity interest or any other consideration from a prospective buyer during the Term hereof, by signing this Agreement you agree to keep ProQuest advised of your negotiations with the prospective buyer and to accept any such offer prior to any sale only with the advanced written permission of ProQuest.

(c) While employed by ProQuest and thereafter, you shall reasonably cooperate with ProQuest and its affiliates in any internal investigation, any administrative regulatory or judicial investigation or proceeding or any dispute with a third party as reasonably requested by ProQuest (including, without limitation, you being available to ProQuest upon reasonable notice and at reasonable times for interviews and factual investigations, appearing at ProQuest request upon reasonable notice and at reasonable times to give testimony without requiring service of a subpoena or other legal process, delivering to ProQuest requested information and relevant documents which are or may come into your possession, all at times and on schedules that are reasonably consistent with your other permitted activities and commitments). The obligations under this Section 3(c) shall survive expiration of this Agreement. If your cooperation under Section 3(c) is requested after you terminate employment, ProQuest shall (i) reimburse you for all reasonable travel expenses and other reasonable out-of-pocket expenses upon submission of receipts and (ii) reimburse you for all reasonable fees and expenses, incurred by you in connection with any such investigation or proceeding.
4. Confidentiality.
You agree that you will keep strictly confidential and will not disclose, directly or indirectly, any document or information related to ProQuest, or its affiliates (including all proprietary, confidential, or trade secret information that you have in your possession or of which you are or may become aware) except as directed by ProQuest. You further agree that you will not make any statement nor take any action which might adversely reflect upon ProQuest, its affiliates or their respective officers, directors or employees. The obligations under this Section 4 shall survive expiration of this Agreement and shall be in addition to all other existing confidentiality obligations.
5. Guaranteed Minimum Bonus for 2006.
You will be receiving separately a letter setting forth your 2006 target bonus opportunity and your performance goals. If you remain employed with ProQuest through December 31, 2006, your bonus for fiscal year 2006 shall not be less than 75% of your 2006 target bonus opportunity (“Guaranteed Minimum Bonus”), Notwithstanding the foregoing, if there is a Change of Control other than an Asset Sale (as defined in Exhibit A) before December 31, 2006, then you shall be entitled to a bonus not less than a pro-rata portion of the Guaranteed Minimum Bonus (based on the number of days you remained employed in 2006 prior to the Change of Control) provided that: (1) you remain actively employed with ProQuest from the date of this Agreement until the end of 90 days immediately following the Change of Control (the “Retention Period”), except to the extent your employment is terminated hereunder in such a manner that you become entitled to Enhanced Severance Benefits under Section 6 below, and (2) you otherwise fulfill your duties and obligations under this Agreement. Payment of any Guaranteed Minimum Bonus amount in the event of a Change of Control shall be paid to you in cash, within thirty (30) calendar days after a Change of Control, but not later than March 31, 2007, subject to the withholding of applicable taxes and deductions.

6. Eligibility to Receive Enhanced Severance Benefits.
(a) ProQuest shall pay or cause the buyer to pay Enhanced Severance Benefits set forth in Exhibit B if your employment is terminated by ProQuest without Cause (as defined in Section 6(c) below) or by you for Good Reason (as defined in Section 6(d) below) during the Term.
(b) Enhanced Severance Benefits shall be in lieu of any severance you would have been otherwise eligible for under the terms of any other severance plan or arrangement, including but not limited to the ProQuest Company Separation Benefits Plan and will be subject to completion of a general release as set forth in Exhibit C and the withholding of applicable taxes and deductions. The Enhanced Severance Benefits will commence as soon as reasonably practical after the termination of the revocation period set forth in the release agreement.
(c) “Cause” for purposes of this Agreement shall mean the termination of your employment by reason of:
(i) an act of fraud, embezzlement or theft in connection with your duties or in the course of your employment;
(ii) unreasonable neglect or refusal by you to perform your material duties (other than as a result of illness, accident or other physical or mental incapacity), provided that:
1.	a demand for performance of services has been delivered to you at least sixty days prior to such termination identifying the manner in which ProQuest believes that you failed to perform; and

2.	you thereafter failed to remedy such failure to perform;
(iii) you engage in willful, reckless, or grossly negligent misconduct which is or may be materially injurious to ProQuest, the buyer or their respective affiliates;
(iv) your conviction of or plea of guilty or nolo contendere to, a felony; or
(v) your failure to cooperate in good faith with an investigation of ProQuest or its affiliates or their respective directors, officers or employees, if ProQuest has requested your cooperation.
(d) “Good Reason” shall mean (a) for periods prior to a Change of Control, the relocation of your principal office location more than 50 miles from its location immediately before the Change of Control, and (b) for a period of one year after the Change of Control, the relocation of your principal office location more than 50 miles from its location immediately before the Change of Control or a material reduction in the aggregate dollar amount of either your base salary or your target bonus opportunity, unless you specifically agree in writing that such events shall not be Good Reason (regardless of whether any other reason, other than Cause, for such termination exists or has occurred).
7. Relation to Other Plans, Agreements and Arrangements.
This Agreement forms the entire agreement between the parties hereto with respect to the subject matter contained in this Agreement and, except as otherwise provided herein, shall supersede all prior agreements, promises and representations regarding the payments or any other matter set forth in this Agreement.

8. Amendment; Waiver.
The provisions of this Agreement may be amended or waived only by a written agreement executed and delivered by ProQuest’s President and you. A waiver of any term, covenant or condition contained in this Agreement shall not be deemed a waiver of any other term, covenant or condition, and any waiver of any default in any such term, covenant or condition shall not be deemed a waiver of any later default thereof.
9. Taxes.
The parties agree to modify this Agreement, the timing (but not the amount) of the severance payments, or both to the extent necessary to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), Notwithstanding any other provision of this Agreement to the contrary, the aggregate amount of compensation or benefits payable by ProQuest or its affiliates to you pursuant to this Agreement or otherwise shall be reduced to the maximum amount that can be so provided without any portion of such compensation and benefits being subject to any excise tax imposed by Section 4999 of the Code. If a reduction is required under this Section, then ProQuest shall first reduce your taxable cash-based benefits under this Agreement, and then, if necessary, your equity-based compensation (based on the value of such equity-based compensation as a parachute payment under Section 280G of the Code).
10. Company Right to Recover Payments under This Agreement.
You hereby agree that, if it is ever determined by ProQuest that any action or inaction by you constituted misconduct, breach of fiduciary duty to ProQuest, fraud, or grounds for termination for Cause, then ProQuest may recover all of any award or payment made to you pursuant to this Agreement, and you agree to repay and return any such award or payment to ProQuest. ProQuest may, in its sole discretion, affect any such recovery by (i) obtaining repayment directly from you; (ii) setting off the amount owed to it against any amount or award that would otherwise be payable by ProQuest to you, or (iii) any combination of (i) and (ii) above.
11. Severability.
If any court or governmental authority declares one or more parts of this Agreement to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any part of this Agreement not declared to be unlawful or invalid. Any part so declared to be unlawful or invalid shall, if possible, be construed in a manner that will give effect to the terms of such part to the fullest extent possible while remaining lawful and valid.
12. Descriptive Headings.
The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

13. Notices.
All notices hereunder shall be in writing and delivered by hand, by nationally-recognized delivery service that guarantees overnight delivery, or by first-class, registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to ProQuest, to:	ProQuest Company
789 Eisenhower Parkway P.O. Box 1346 Ann Arbor, MI 48106 Attention: General Counsel

If to you, to:	Your last known address on file with
ProQuest
Either party may from time to time designate a new address by notice given in accordance with this Section 13. Notice shall be effective when actually received by the addressee.
14. Construction.
The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. Any reference to any federal, state, local or foreign statute or law will be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The use of the word “including” in this Agreement means “including without limitation” and is intended by the parties to be by way of example rather than limitation.
15. Successors.
This Agreement shall be binding upon any successor or assign of ProQuest, including any entity that (whether directly or indirectly, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation or otherwise) is the survivor of ProQuest or that acquires ProQuest and/or substantially all of the assets of ProQuest in accordance with the operation of law, and such successor entity shall assume sole and exclusive responsibility to fulfill the duties and obligations of ProQuest for purposes of this Agreement. In addition, ProQuest may assign this Agreement, and its duties and obligations hereunder to any buyer. This Paragraph will continue to apply in the event of any subsequent merger or consolidation or transfer of assets of ProQuest or a buyer that assumes this Agreement. You shall not be entitled to assign your obligations under this Agreement.
16. Miscellaneous.
This Agreement will not be construed to provide you any right of continued employment by ProQuest or its affiliates. The construction, interpretation and validity of this Agreement shall be determined in accordance with and governed by the laws of the State of Michigan applicable to contracts executed and performed in such state without giving effect to conflicts of laws principles.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

ProQuest Company
By:	/s/ Richard Surratt
	Name:	Richard Surratt
	Title:	SVP and CFO

David Asai
/s/ David Asai

EXHIBIT A
DEFINITION OF CHANGE OF CONTROL
A “Change of Control” for purposes of this Agreement shall be deemed to have occurred if:
(a) there shall be consummated any consolidation or merger of ProQuest pursuant to which shares of ProQuest’s common stock would be converted into or exchanged for cash, securities or other property, other than a merger of ProQuest in which the holders of ProQuest’s common stock immediately prior to the merger have, directly or indirectly, at least a 50% ownership interest in the outstanding common stock of the surviving corporation immediately after the merger;
(b) any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act), other than ProQuest or its subsidiaries or any employee benefit plan of ProQuest or its subsidiaries, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), directly or indirectly, of at least 50% of ProQuest’s voting securities;
(c) a sale, lease or transfer of all or substantially all of the properties or assets of ProQuest to an unrelated entity less than 50% of the outstanding voting securities of which are owned in aggregate by ProQuest, its subsidiaries or any employee benefit plan of ProQuest or its subsidiaries (an “Asset Sale”);
(d) ProQuest’s stockholders approve any plan or proposal for the liquidation or dissolution of ProQuest; or
(e) as the result of, or in connection with, any cash tender offer, exchange offer, merger or other business combination, sale of assets, proxy or consent solicitation (other than by ProQuest’s Board of Directors (the “Board”), contested election or substantial stock accumulation (“Control Transaction”), the members of the Board immediately prior to the first public announcement relating to such Control Transaction shall thereafter cease to constitute a majority of the Board.
For the purposes of this Exhibit A, a sale, lease or transfer of all or substantially all of the properties or assets of ProQuest means a sale, lease or transfer of ProQuest’s assets such that the gross revenues attributable to the remaining ProQuest’s assets during the immediately preceding 12 month period does not exceed $170.1 million. ProQuest shall measure whether there has been a sale, lease or transfer of all or substantially all of the properties or assets of ProQuest as of the first business day of each month commencing after the date of this Agreement.
ProQuest’s Chairman of the Compensation Committee and Chief Executive Officer shall determine in their sole discretion whether there has been a Change of Control for purposes of this Agreement.

EXHIBIT B

ENHANCED SEVERANCE BENEFITS
Your Enhanced Severance Benefits payable under this Agreement shall equal:
(a) continued payment of your base pay at the effective rate of your last day of employment with ProQuest for a period of 26 weeks (the “Severance Period”), including continuation coverage of the group medical, dental and vision insurance plans; plus
(b) if your employment is terminated by ProQuest without Cause or by you for Good Reason before December 31, 2006 and before a Change of Control, a lump sum payment of a pro-rata portion of the Guaranteed Minimum Bonus (based on the number of days you remained employed in 2006 prior to employment termination), payable within 30 days after employment termination.
You acknowledge and agree that the contents of this Agreement shall be deemed to be confidential and you shall not disclose the contents hereof to any third person, except for family members and legal or financial advisors. In the event you breach this obligation, ProQuest may immediately terminate this Agreement and you will forfeit any and all benefits set forth in this Agreement.
Your Enhanced Severance Benefits, payable under this Agreement shall be subject to you executing a release as set forth in Exhibit C.

Exhibit C
ASSOCIATE GENERAL RELEASE AGREEMENT
THIS GENERAL RELEASE AGREEMENT is made by Name, residing at Address, City State, ZIP (hereinafter referred to as “Associate”), and ProQuest Company, for the benefit of ProQuest Company, its subsidiaries and affiliates (hereinafter referred to as the “Company”) and the other Releasees referred to herein.
WHEREAS, the Associate has been advised by the Company that the date on which his employment wilh the Company shall terminate is Date (“Effective Termination Date”); and
WHEREAS, the parties desire to fully and expeditiously settle any and all potential claims, charges, or issues of law or fact or resolve any and all disputes that have been raised or could have been raised by the Associate against the Company, including without limitation disputes arising out of or in any way related to the Associate’s employment with or separation of employment from the Company, and without the Company acknowledging any liability whatsoever.
NOW, THEREFORE, in consideration of the monies, mutual promises and mutual covenants contained herein, the parties agree as follows:
1. The Associate understands that under the Company’s separation benefits plan (the “Plan”), the pay and benefits to which he would otherwise be entitled without his execution of this Agreement is limited to two (2) weeks of pay. In consideration for the agreements and subject to and conditioned upon the Associate’s performance of the conditions and undertakings set forth herein, the Company, in full and final settlement of all of the Associate’s stated and unstated claims, agrees to pay to the Associate separation pay benefits set forth below, including without limitation, the amount determined in accordance with the Plan:
a. Separation Pay, beginning on the Effective Termination Date and continuing for [spell out weeks (# of weeks)] weeks, through DATE, is payable at the same time as the Associate’s regular payroll, with the weekly pay amount determined by dividing the Associate’s annual base salary rate by 52 (or in the case of sales commissions, by dividing the annual average of the associate’s commissions over the prior three calendar years by 52), less any and all appropriate deductions and withholdings;
b. The Associate shall be eligible for continuation of current coverage elections under the Company’s group medical, dental and vision insurance plans during the period set forth in paragraph 1(a), provided the Associate timely pays the Associate’s portion of any and all premiums for such coverage. The Associate shall be entitled to the continuation and/or conversion privileges which are available to former employees under the law and under the terms of the Company’s employee benefit plans as of the Effective Termination Date and must be exercised by the Associate, if at all, within the time period established by law and by the plans as measured from that date. If the Associate obtains employment with any other entity, venture, association or business and becomes eligible for group medical, dental and vision insurance as a result of such employment, the Associate shall immediately cease to be eligible for continuation coverage under Company’s group medical, dental and vision insurance plans.
2. Except for the payments and service described in this Agreement, Associate acknowledges that Associate’s rights to his regular wages and benefits shall cease upon his final separation date, and that Associate is entitled to no additional wages, payments, bonuses, compensation, severance pay, consideration, or benefits of any kind, except that Associate will not forfeit any vested retirement benefits as applicable.

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3. If the Associate breaches any of the terms of this Agreement, the separation benefits shall immediately cease and any separation benefits already paid by the Company shall be subject to repayment by the Associate to the Company.
4. In addition, all other pay and other benefits due to the Associate as a “Participant” in the Plan shall be paid or made available to the Associate in accordance with the terms and conditions of the Plan, including, but not limited to, any benefit continuation rights or benefit conversion rights existing under the Plan.
5. The Associate agrees that all separation benefits payable beyond two (2) weeks from the Effective Termination Date are benefits to which the Associate would not be entitled under the Plan. These benefits, along with the other benefits described in paragraph one (1), constitute additional benefits to the Associate in exchange for the Associate signing (and not later revoking) this Agreement.
6. In consideration of the promises made by the Company in this Agreement, the Associate hereby releases and forever discharges the Company, and its subsidiaries, parent, and affiliates, and each of its and their respective directors, officers, associates and agents, past, present and future, and each of them (hereinafter collectively referred to as (“Releasees”), from any and all actions, causes of action, claims or liabilities of any kind which have or could be asserted against the Releasees arising out of or related to the Associate’s employment with or separation from employment with the Company and/or any other occurrence up to and including the date of this Agreement (“Claims”). Such Claims include, without limitation, claims, actions, causes of action or liabilities:
a. Arising under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended (the “ADEA”), the Older Workers Protection Act, as amended, the Employee Retirement Income Security Act, as amended, the Americans with Disabilities Act of 1991, as amended, the Worker Adjustment and Retraining Notification Act, or any other federal, state, municipal or local employment discrimination statutes or ordinances (including, but not limited to, claims based on age, sex, attainment of benefit plan rights, race, religion, national origin, marital status, ancestry, harassment, parental status, handicap, disability, retaliation, sexual orientation and veteran status); and/or
b. Arising under any other federal, state, municipal or local statute, law, ordinance or regulation; and/or
c. For breach of contract, wrongful termination, defamation, intentional infliction of emotional distress, tort, personal injury, invasion of privacy, violation of public policy, negligence and/or any other common law, statutory or other claim whatsoever arising out of or relating to the Associate’s employment with or separation from employment with the Company and/or any of the other Releasees, but excluding the filing of an administrative charge, any claims which the Associate may make under state workers’ compensation or unemployment compensation laws and any claims which by law the Associate cannot waive.
7. To the maximum extent permitted by law, the Associate covenants not to sue or to institute or cause to be instituted any action in any federal, state or local agency or court or any other tribunal against the Releasees regarding the matters covered by the release contained in paragraph #5 above (except to enforce the terms of this Agreement or to challenge this Agreement under the ADEA). The Associate further waives his rights to any monetary recovery should any federal, state or local administrative agency pursue any claims on the Associate’s behalf against the Company or the Releasees.

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8. In the course of his employment with the Company, the Associate acknowledges that he received proprietary and confidential information, including trade secrets, which are not generally known outside of the Company, which are the subject of reasonable efforts by the Company to maintain secrecy and from which the Company derives economic benefit and value. This information includes, but is not limited to, the Company’s specific plans and strategies, advertising and marketing promotions, new products, operations, procurement, acquisitions, unit divestiture, cost savings, new technology, recruiting and staffing, financial reports and documents. Consequently, the Associate shall not without the prior consent from the Company, directly or indirectly, utilize, furnish, make available or disclose to anyone outside of the Company any confidential information of the Company or any information received in confidence from third parties by the Company, as long as such matters remain trade secrets or confidential. Additionally, Associate agrees to hold the terms and existence of this Agreement in confidence and shall not disclose to anyone the contents of the Agreement. In connection with and in addition to such confidential information, the Associate will immediately return to the Company all related reports, files, memoranda, records, software, credit cards, card keys, passkeys, door and file keys, computer access codes disks and instructional manuals and other physical or personal property which the Associate received, prepared or helped prepare in connection with the Associate’s employment with the Company, including any copies or excerpts of any of the above items. The Associate reaffirms his obligations under any non-competition agreement or arrangement he signed with the Company, if any, and further acknowledges and confirms his continuing obligations thereunder.
9. The Associate acknowledges and agrees that the terms and facts of this Agreement will be kept confidential and that the Associate will not hereafter disclose any information concerning this Agreement to any third person except the members of his immediate family, his financial advisor, and his attorney.
10. The Associate acknowledges and agrees that in signing this Agreement the Associate does not rely and has not relied on any representation or statement by any of the Releasees or by any of the Releasee’s agents, representatives or attorneys with regard to the subject matter, basis or effect of this Agreement or otherwise, except as stated herein or in the Plan.
11. This Agreement shall be binding upon the Associate and upon the Associate’s heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of Releasees and each of them. The Associate may not assign any of his rights under this Agreement without the prior express written consent of the Company.
12. The Associate agrees that he will not in any way disparage the Company or other Releasees.
13. The Associate agrees to cooperate with the Company in the truthful and honest prosecution and/or defense of any claim in which the Releasees may have an interest (subject to reasonable limitations concerning time and place), which may include without limitation (if following the Effective Termination Date, for reasonable compensation for the time actually expended in such endeavors at the Company’s prior and specific request and, in any case, subject to the payment of reasonable expenses incurred by the Associate at the Company’s prior and specific request) making himself available to participate in any proceedings involving any of the Releasees, allowing himself to be interviewed by representatives of the Company, appearing for depositions and testimony without requiring a subpoena, and producing and/or providing documents or names of other persons with relevant information, all without a claim of privilege against the Releasees.
14. All references to “he” and “him” shall be read as “she” and “her,” as appropriate.
15. This Agreement is made and entered into in the State of Insert State and shall in all respects be interpreted, enforced and governed under the laws of that State.

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16. If any provision, section, subsection or any portion of this Agreement shall be determined by any court of competent jurisdiction to be illegal, invalid or unenforceable in whole or in part, the parties hereby expressly empower the court to modify any term or provision of this Agreement to the extent necessary to comply with existing law and to enforce this Agreement as modified and, if such modification is not possible, such provision or portion shall be deemed to be severed or limited, but only to the extent required to render the remaining provisions and portions of this Agreement enforceable. This Agreement as thus amended shall be enforced so as to give effect to the intention of the parties insofar as that is possible.
17. The Associate agrees that neither this Agreement nor performance hereunder constitutes an admission by the Company of any violation of any federal, state or local law, regulation, common law, or any breach of any contract or any other wrongdoing of any type.
18. THE ASSOCIATE ACKNOWLEDGES AND AGREES THAT THE COMPANY HAS ADVISED HIM TO CONSULT WITH AN ATTORNEY OF THE ASSOCIATE’S CHOOSING AT THE ASSOCIATE’S EXPENSE PRIOR TO SIGNING THIS AGREEMENT AND THAT THE ASSOCIATE HAS BEEN GIVEN A PERIOD OF AT LEAST TWENTY-ONE (21) OR FORTY-FIVE (45) DAYS WITHIN WHICH TO CONSIDER THIS AGREEMENT PRIOR TO HIS SIGNING BELOW.
19. The Associate understands that he may revoke this Agreement within seven (7) days after he signs it and that this Agreement shall not become effective or enforceable until eight (8) days after the date on which the Associate signed below. Any revocation must be made in writing and directed to the Vice President, Human Resources of the Company by 5:00 p.m. on the seventh (7th) day after the Associate’s execution of this Agreement.
20. The terms of this offer set forth in this Agreement will expire if not accepted by the Associate on or before the expiration of twenty-one (21) days or forty-five (45) days from the offer. The Associate may accept the terms of this Agreement prior to the expiration of the twenty-one (21) days or forty-five (45) days by executing this Agreement. If Associate elects to do so, he acknowledges that he has done so voluntarily, with a full understanding of the terms of this Agreement. The Associate further understands and agrees that the Company may revoke this Agreement prior to the expiration of the twenty-one (21) day or forty-five (45) day period in the event the Company reasonably believes the Associate has breached any terms of this Agreement and/or has breached the terms of the Confidentiality and Restrictive Covenant Agreement dated Date.
21. THE ASSOCIATE ACKNOWLEDGES AND AGREES THAT HE HAS CAREFULLY READ AND FULLY UNDERSTANDS ALL OF THE PROVISIONS OF THIS AGREEMENT AND THAT HE VOLUNTARILY ENTERS INTO THIS AGREEMENT BY SIGNING THIS AGREEMENT BELOW.

PROQUEST COMPANY

By:

	Human Resources	Associate’s Signature

Date

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March 14, 2007
David Asai
ProQuest Company
Dear David:
I am pleased to inform you that as a result of your promotion to Vice President and Chief Financial Officer, effective January 31, 2007, your new base salary is $230,000 (annually) with a 50% bonus target. You will report directly to me. In addition, your current Change of Control and Retention Agreement (the “Retention Agreement”) is amended by this letter to provide you with 52 weeks of severance and continued coverage under the Company’s group health insurance plan at normal contribution rates for yourself and eligible dependents for one year if you are involuntarily terminated without Cause (as defined in Section 6(c) of your Change in Control and Retention Agreement) by ProQuest or you leave for Good Reason (as defined in Section 6(d) of your Change in Control and Retention Agreement) at any time. This is in lieu of any other severance benefits under Company policy and is subject to you signing a release satisfactory to ProQuest.
Your 2006 bonus will be based on your salary and target bonus as of December 31, 2006, and prorated for the time you were employed during 2006.
In lieu of a 2007 annual bonus, you are eligible for the following performance-based incentive award (the “Award”) based on achieving specific performance criteria, provided you are then employed by ProQuest Company on such dates, as follows:

Payable within 30 days after filing of the 2005 10-K	$115,000
Payable within 30 days after filing of the 2006 10-K	$115,000
All payments under this letter will be subject to applicable tax withholding and deductions. Payments will be excluded for purposes of determining all other compensation and employee benefits.
If you are involuntarily terminated without Cause at any time before earning the 2007 Award referenced above, you will be guaranteed a 2007 Award in the amount equal to at least $115,000.00.
All other terms contained within your Change of Control and Retention Agreement remains in force.
I would like to extend my personal thanks and appreciation to you for your hard work and contributions to our business — past and future.

Sincerely,

/s/ Richard Surratt Richard Surratt
President and CEO

cc:	Todd Buchardt Brad Char Linda Longo-Kazanova

Accepted:

/s/ David Asai David Asai
789 E. Eisenhower Parkway, P.O. Box 1346, Ann Arbor, Michigan 48106 USA tel: 734.761.4700 web: www.proquestcompany.com